PROSPECTUS Dated November 10, 2004                  Pricing Supplement No. 23 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 10, 2004                                   Dated January 14, 2005
                                                                  Rule 424(b)(3)

                                 Morgan Stanley


                           MEDIUM-TERM NOTES, SERIES F
                           Senior Floating Rate Notes

                         -------------------------------


     We, Morgan Stanley, may not redeem these notes prior to the maturity date. We describe the basic features of this type of note in the section of the accompanying prospectus supplement called "Description of Notes--Floating Rate Notes," subject to and as modified by the provisions described below.

Principal Amount:        $465,000,000

Maturity Date:           January 19, 2007

Settlement Date
  (Original Issue
  Date):                 January 20, 2005

Interest Accrual Date:   January 20, 2005

Issue Price:             100%

Interest Payment
  Dates: Each January 19, April 19, July 19 and October 19, beginning April 19, 2005

Interest Payment
  Period:                Quarterly

Base Rate:               Federal funds (open) rate, as described below

Index Maturity:          N/A

Index Currency:          N/A

Spread
  (Plus or Minus):       Plus 0.17% per annum

Initial Interest Rate:   The federal funds (open) rate plus 0.17%; to be
                         determined on the business day prior to the Original
                         Issue Date.

Initial Interest Reset
  Date:                  January 21, 2005

Interest Reset Dates:    Each business day

Interest Reset Period:   Daily

Interest Determination
  Dates:                 The business day prior to each interest reset date

Reporting Service:       Telerate (Page 5)

Book-Entry Note or
  Certificated Note:     Book-entry note

Senior Note or
  Subordinated Note:     Senior note

Calculation Agent:       JPMorgan Chase Bank, N.A. (formerly known as JPMorgan
                         Chase Bank)

Minimum
  Denomination:          $1,000

Specified Currency:      U.S. dollars

Business Day:            New York

CUSIP:                   617446YB9

ISIN:                    US617446YB93

Other Provisions:        See below

             Terms not defined above have the meanings given to such
                terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY


MURIEL SIEBERT & CO., INC.                       UTENDAHL CAPITAL PARTNERS, L.P.



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Delivery and Clearance

     We will deposit the notes with The Depository Trust Company in New York or its custodian. You may hold an interest in the notes through The Depository Trust Company, Euroclear or Clearstream, Luxembourg, directly as a participant of any such system or indirectly through organizations which are participants in such systems. See "Series F Notes and Series F Units Offered on a Global Basis" in the accompanying prospectus supplement.

Federal Funds (Open) Rate

     The federal funds (open) rate means, for any interest determination date, the rate on that date for U.S. dollar federal funds as published in H.15(519) under the heading Federal Funds (Open) as displayed on Moneyline Telerate, or any successor service, on page 5 or any other page as may replace the applicable page on that service, which is commonly referred to as Telerate Page 5.

     The following procedures will be followed if the federal funds (open) rate cannot be determined as described above:

     o If the above rate is not published by 3:00 p.m., New York City time, on the calculation date, the federal funds rate will be the rate on that interest determination date as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the heading Federal Funds
          (Open).

     o If the above rate is not yet published in either H.15(519) or the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the federal funds rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds (based on the federal funds (open) rate) prior to 9:00 a.m., New York City time, on that interest determination date, by each of three leading brokers of U.S. dollar federal funds transactions in The City of New York, which may include the agent and its affiliates, selected by the calculation agent, after consultation with us.

     o If the brokers selected by the calculation agent are not quoting as set forth above, the federal funds(open) rate for that interest determination date will remain the federal funds (open) rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

Supplemental Information Concerning Plan of Distribution

     On January 14, 2005, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of Senior Floating Rate Notes set forth opposite their respective names below at a net price of 99.80%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 100% less a combined management and underwriting commission of .20% of the principal amount of the Senior Floating Rate Notes.



                                                     Principal Amount of Senior
                         Name                           Floating Rate Notes
                         ----                       ----------------------------
Morgan Stanley & Co. Incorporated................              $455,700,000
Muriel Siebert & Co., Inc.  .....................                 4,650,000
Utendahl Capital Partners, L.P. .................                 4,650,000
                                                                -----------
     Total.......................................              $465,000,000
                                                             ==============




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